Exhibit 99.1

June 21, 2010

Dr. Harvey Schiller
Chairman
GlobalOptions Group, Inc.
75 Rockefeller Plaza
27th Floor
New York, New York 10019

Dear Harvey:

In light of the the Federal investigation of Starr & Company, LLC, the indictment of Kenneth Starr, and the media attention these matters have received, I believe it would be in the best interest of GlobalOptions Group, Inc. that I resign my position as a Board Member, effective immediately.

I want to thank you and the other Board Members for their strong support of me personally, and despite my being innocent of any wrong doing (other than the misfortune of being Kenneth Starr's son), I hope that my resignation will mitigate any adverse media fallout from these unfortunate events.

If you need-any assistance from the date hereafter, please do not hesitate to contact me.

Sincerely,

/s/ Ronald M. Starr

Ronald M. Starr